EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

BENITEC BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001	457(o)	29,809,471(1)	$0.66	$19,674,250.86	.0001102	$2,168.10

(1)	Represents shares of common stock issuable upon exercise of outstanding warrants.
(2)	Calculated in accordance with rule 457(o) under the Securities Act of 1933, as amended.